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                                                                   Exhibit 10.16

[PICIS LOGO]                                Todd C. Cozzens
                                            President & CEO, Vice Chairman
                                            Tel: 781 557 3300 (direct)
                                            Fax: 781 557 3302
                                            Email: todd_cozzens@picis.com

June 16, 2006

Hon. Secretary Tommy G. Thompson
3101 N. Hampton Drive
Apartment 1611
Alexandria, VA  22302

Dear Secretary Thompson:

     This letter will confirm our understanding concerning your service as a member of the Board of Directors (the "Board") of Picis, Inc. (the "Company") and your engagement to provide certain services to the Company while you are serving as a member of the Board.

     1. TERM. Your tenure on the Board will commence upon your appointment to the Board by the Board and/or the Company's stockholders and shall continue thereafter until your resignation or removal or until your successor is duly elected and qualified. We expect that you will be a member of the Board for at least four years and that you will notify the Company at least six months before resigning from the Board. You may also be asked to participate in one or more committees of the Board, such as the Compensation Committee or the Audit Committee.

     2. COMPENSATION. In consideration of your services as a director of the Company and your participation in each of the Board's regular quarterly meetings and additionally called special meetings and conference calls, the Company will pay you an annual Board fee of $15,000. You will receive an additional fee of $2,000 for each meeting you attend in person and $1,000 for each meeting you participate in by telephone. The annual fee for the first year of your term will be prorated beginning with the effective date of your appointment and the annual fee for your last year of service will be prorated through the date of termination. If you are appointed to a Board committee, you will receive an additional annual fee of $10,000 for services as a committee member (or $15,000 if you serve as committee chariman), as well as $500 for each committee meeting you participate in by telephone or in person, except for committee meetings held on the same day as full Board meetings. All the foregoing cash compensation will be paid once a year following the annual meeting of shareholders.

     3. EQUITY COMPENSATION. As additional consideration of your services as a member of the Board, the Company will grant you 150,000 shares of restricted stock. Your interest in such restricted stock shall vest based upon your length of service on the Board, with 33% of such shares vesting as of the end of each calendar year commencing December 31, 2006 so that your shares shall be fully vested as of December 31, 2009, provided that you continue to serve on the Board.

     4. EXPENSES. The Company will pay or reimburse you for all authorized and approved out-of-pocket expenses incurred in the course of your performance of services pursuant to this Agreement in a manner consistent with the Company's policies with respect to reimbursement of such expenses for its Board members generally.

     5.   COLLATERAL CONSULTING SERVICES.

     (a) While you are a member of the Board, you agree to advise the Company on its strategic vision, assist the Company in its execution of strategic plans, act as a Company spokesperson in the healthcare marketplace, assist the Company in its interactions with governmental regulatory agencies in the healthcare and securities sectors and participate in up to eight roundtable discussions with executive officers of healthcare providers and and/or meetings with healthcare providers each year.


100 Quannapowitt Parkway, Suite 405
Wakefield, MA 01880
Phone: 781 557 3000
Fax:   781 557 3140                  picis.com

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     (b)  In addition, you agree to attend and participate in at least six private speaking engagements organized by the Company per year. It is anticipated that each speaking engagement will include a dinner meeting with 10 to 16 executive officers of healthcare providers at which you shall give a one-hour presentation, followed by a question and answer period with those in attendance.

     (c)  You may also be asked to work on special projects for the Company.

     6. COMPENSATION FOR COLLATERAL CONSULTING SERVICES. In consideration of your participation in up to six speaking engagements per year and providing the other collateral consulting services described in paragraph 4 above, the Company will pay you an annual consulting fee of $59,999 per year, payable in arrears in equal quarterly installments of $14,999.75 each on the last business day of each calendar quarter. Upon termination of your tenure on the Board, your annual speaking engagement and consulting fee will be prorated through the date of termination.

     7. EXPENSES FOR COLLATERAL SERVICES. The Company will pay or reimburse you for all authorized and approved out-of-pocket expenses incurred in the course of your performance of collateral services pursuant to this Agreement in a manner consistent with the Company's policies with respect to reimbursement of such expenses for its other consultants generally.

     8. REGULATORY AND LEGAL COMPLIANCE. The Company does not anticipate that you will perform any services for the Company which will require reporting, registration, licensing or other compliance activities under any federal, state or municipal laws and regulations relating to lobbying, contact with government officials or similar matters. However, should any such regulatory compliance be required, you shall be solely responsible for complying at your expense with such regulatory requirements as may be applicable to you personally and the Company shall be solely responsible for complying at its expense with such regulatory requirements as may be applicable to the Company. You and the Company shall each provide the other with such information as either may request in order to prepare any reports or other documents required for any such regulatory compliance.

     9. REPRESENTATIONS. You warrant and represent to the Company that (a) you are not prohibited by any law or regulation or by the terms of any contract or agreement from performing services for the Company as contemplated by this Agreement, and (b) as of the date hereof, you are not aware of any situation that would pose a conflict of interest with respect to your performance of services for the Company as contemplated hereby. You agree to promptly inform the Company of any situations that may pose a conflict of interest which may hereafter come to your attention.

     10. CONFIDENTIALITY. During your tenure on the Board, you shall not directly or indirectly use or disclose any Confidential Information (as defined below) or Trade Secrets (as defined below) of the Company or the Company's affiliates except in the interest and for the benefit of the Company. After the end, for whatever reason, of your tenure on the Board, you shall not directly or indirectly use or disclose any Trade Secrets of the Company or the Company's affiliates. For a period of two (2) years after the end, for whatever reason, of your tenure on the Board, you shall not directly or indirectly use or disclose any Confidential Information. For purposes hereof, the term "Confidential Information" means all non-Trade Secrets or proprietary information of the Company or the Company's affiliates which has value to the Company or the Company's affiliates and which is not known to the public or the Company's competitors, generally. Confidential Information includes but is not limited to:
(i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies and plans, pricing strategies, information relating to sources of materials and production costs, product samples, technical information and know-how, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the

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Company has an obligation to treat as confidential. For purposes hereof, "Trade
Secrets" has the meaning set forth under applicable law.

     11. RETURN OF RECORDS. Upon the end, for whatever reason, of your tenure on the Board or upon request by the Company at any time, you shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company, and any copies of such materials and destroy any such documents, records or materials maintained on you own computer equipment.

     12. INDEPENDENT CONTRACTOR. You are an independent contractor and not an employee or agent of the Company. You shall be solely responsible for the payment of any FICA or other payroll or employment taxes or contributions applicable to your performance of services under this Agreement. You acknowledge that you shall not participate in, or receive any benefits provided by, any of the Company's retirement, health, welfare or other employee benefit plans or programs.

     13. ASSIGNABILITY. All services to be provided hereunder shall be performed by you personally and you shall not assign, subcontract, delegate or otherwise transfer this Agreement or the performance of services hereunder without the prior written consent of the Company.

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to the principles of choice or conflicts of law thereof.

     15. SEVERABILITY. The invalidity, illegality or enforceability of any provision of this Agreement shall not affect the other provisions hereof, which shall remain in full force and effect.

   If you are in agreement with the above, kindly so indicate by signing and dating the enclosed copy of this letter in the space provided below and returning it to R. Scott Lentz, Chief Financial Officer of the Company, at 100 Quannapowitt Parkway, Suite 405, Wakefield, Massachusetts 01880.

                                        Very truly yours,
                                        PICIS, INC.

                                        /s/ Todd C. Cozzens

                                        Todd C. Cozzens
                                        Chief Executive Officer

Acknowledged and agreed to this

20th day of June, 2006

/s/ Tommy G. Thompson
------------------------------------
Tommy G. Thompson


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